Exhibit 10.31
LICENSING AGREEMENT
AMENDMENT
     This Amendment (the “Amendment”), dated as of March 16, 2009, is entered into by and between Immersive Media Company (“Licensor”) and T3 Motion, Inc. (the “Licensee”). The Licensor and the Licensee may collectively or singularly be referred to hereafter as the “Parties” or the “Party.”
Recitals
     WHEREAS, the Licensor and the Licensee entered into that certain GeoImmersive™ Image Data & Software Licensing Agreement on March 31, 2008 with an effective date of May 8, 2008 (“Original Licensing Agreement”).
     WHEREAS, the Parties desire to amend certain of the terms of the Original Licensing Agreement as set forth in this Amendment.
Agreement
     NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.	The definition of “Initial Term” shall mean the period that ends on the two (2) year anniversary of the date that post-production data of South Korea is approved in writing by both Parties for a product launch.
2.	Section 11.3 of the Original Licensing Agreement is hereby amended and restated to read in its entirety as follows:

“Either party may notify the other party that the term of this Agreement will not be automatically extended at the end of the Initial Term or Renewal Period but will terminate at the end of such period by delivering an unconditional written notice to the non-terminating party not more than 90 days and less than 60 days before the end of such period stating that the terminating party is irrevocably electing to not renew the term of this Agreement.”
     IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written.

IMMERSIVE MEDIA CORPORATION	T3 MOTION, INC.

By: David Anderson	By: Ki Nam
Its: Chief Financial Officer	Its: Chief Executive Officer